Loan Agreement

This Loan Agreement (hereinafter referred to as "this Agreement") is entered into on October 9, 2024, by and between:

(1)
Liu Chang, a Chinese citizen, ID number ****** (hereinafter referred to as the "Borrower");
(2)
Xie Shulan, a Chinese citizen, ID number ****** (hereinafter referred to as the "Lender").

Whereas:

The Borrower holds 100% equity of Future Glory Technology Holdings Limited (a company incorporated under the laws of the British Virgin Islands) (hereinafter referred to as "BVI-2 Company") through its wholly-owned subsidiary Future Adventures Investment Holdings Limited (a company incorporated under the laws of the British Virgin Islands) (hereinafter referred to as "BVI-1 Company"). The Borrower intends to subscribe for 58,453,168 Class B ordinary shares to be newly issued by 17 Education & Technology Group Inc. (hereinafter referred to as "the Company") through BVI-2 Company. The Lender is willing to lend RMB 22,387,724.67 (hereinafter referred to as "the Loan") to the Borrower to ensure the Borrower completes the aforementioned share subscription.

After friendly negotiations, the parties hereby enter into this Agreement to be faithfully observed.

Article 1 Loan Arrangement

1.
The Lender agrees to provide the Borrower with a loan of RMB 22,387,724.67. Unless otherwise agreed to by the parties, the Loan term shall be 3 years from the date of loan drawdown and may be extended with the written consent of both parties.

2.
The parties confirm that the Loan under this Agreement is interest-free.

3.
For the Loan under this Agreement, the Borrower agrees to pledge all shares held in BVI-1 Company, all shares held in BVI-2 Company through BVI-1 Company, and all shares held in the Company through BVI-2 Company to the Lender as collateral.

Article 2 Liability for Breach of Contract

After the execution of this Agreement, any party that fails to perform or fully perform the terms agreed under in this Agreement shall be deemed to be in breach of contract. The breaching party shall be responsible for compensating all economic losses caused to the non-breaching party due to the breach, and the non-breaching party has the right to require the breaching party to continue to perform this Agreement.

Article 3 Effectiveness, Modification, and Termination of the Agreement

1.
This Agreement shall become effective upon the execution by both parties.

2.
Any modification to this Agreement must be jointly negotiated by both parties and shall only become effective after a written agreement is executed.

3.
This Agreement may be terminated only with the mutual written consent of both parties.

Article 4 Applicable Law

The effectiveness, interpretation, performance, implementation, and dispute resolution of this Agreement shall be governed by the laws of China.

Article 5 Miscellaneous

This Agreement is made in two originals, with each party holding one, and both originals have the same legal effect.

[Signatures to follow]

This Agreement is signed by both parties on the date stated at the beginning of this document, to be faithfully observed.

Borrower: Liu Chang

Signature: /s/ Liu Chang

Lender: Xie Shulan

Signature: /s/ Xie Shulan